Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement No. 333-272028 on Form F-1/A, of our auditor’s report dated June 28, 2024 with respect to the consolidated financial statements of Foremost Lithium Resource & Technology Ltd. as at March 31, 2024 and for the year ended March 31, 2024, as included in the Annual Report on Form 20-F of Foremost Lithium Resource & Technology Ltd. for the year ended March 31, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form F-1/A.

/s/ MNP LLP

Chartered Professional Accountants

August 9, 2024

Vancouver, Canada